U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This is an amendment to the Report on Form 8-K dated September 28, 2007, filed with the SEC October 1, 2007. This amendment is filed to correct a typographical error in the interest rate for the Loan stated in the second paragraph below.

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet arrangement of a Registrant

On September 28, 2007, Shenyang Hunnan Loyal Best Property Development Ltd., (“Loyal Best”), an indirect wholly-owned subsidiary of Great China International Holdings, Inc. (the “Company”), closed funding under a bridge loan agreement with Shenyang Huahai International Investment Co., Ltd. (Shenyang Huahai) whereby the Shenyang Huahai loaned RMB 450,000,000, or approximately US$60 million (the “Loan”), to Loyal Best for use in connection with Loyal Best’s land development project located at the center area of Hunnan New Zone in the city of Shenyang, China.

The principal amount of the Loan bears interest at 1.002% per month, which is payable at maturity of the Loan five months following funding. The loan was obtained to fund current capital needs pending the establishment of longer term financing.

Item 9.01	Financial Statements and Exhibits

Copies of English translations of the following documents are included as exhibits to this report.

Exhibit No.	Description of Document

10.1	Loan Agreement dated September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: October 4, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer